EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of GelTech Solutions, Inc. of our report dated March 26, 2018 on the consolidated financial statements of GelTech Solutions, Inc. and Subsidiaries, as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

May 21, 2018